Exhibit 99.1

News Releases
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE SECOND QUARTER RESULTS EXCEED EXPECTATIONS;
EPS OF $0.39 UP 11% (EXCLUSIVE OF $0.02 NON-CASH DEBT PREPAYMENT CHARGE);
2010 FULL YEAR GUIDANCE INCREASED

WELLINGTON, FL, July 27, 2010 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced second quarter 2010 financial results.

SECOND QUARTER 2010 HIGHLIGHTS VERSUS SECOND QUARTER PRIOR YEAR

•	Revenues of $483.9 million increased 1.9 percent.
•	Operating earnings of $78.8 million increased 6.6 percent. Operating margin of 16.3 percent expanded 70 basis points.
•	Earnings before income taxes, exclusive of the $2.5 million non-cash debt prepayment charge, increased 14.6 percent.
•
Net earnings and earnings per diluted share, exclusive of a $2.5 million or $0.02 per share non-cash debt prepayment charge, were $39.0 million, or $0.39 per share, and increased 12.4 percent and 11.4 percent, respectively.

•	Free cash flow was $46.5 million and represented a free cash flow conversion ratio of 125 percent.
•	The second quarter book-to-bill ratio was 1.1 to 1 and was in excess of one for the third consecutive quarter.
•	Full-year 2010 earnings per diluted share guidance raised by $0.05 per share to approximately $1.50 per share (exclusive of non-cash debt prepayment charge).

SECOND QUARTER CONSOLIDATED RESULTS

Second quarter 2010 revenues of $483.9 million increased $9.1 million, or 1.9 percent, as compared with the same period of the prior year.  The increase in consolidated revenues was due to a higher level of commercial aircraft segment revenues.
Second quarter 2010 operating earnings of $78.8 million increased 6.6 percent on the aforementioned 1.9 percent increase in revenues.  Operating margin in the current quarterly period was 16.3 percent and expanded by 70 basis points as compared with the prior year period.
Second quarter 2010 earnings before income taxes, exclusive of the $2.5 million non-cash debt prepayment charge, were $58.9 million and increased 14.6 percent as compared with the prior year period.
Second quarter 2010 net earnings, exclusive of non-cash debt prepayment charge, were $39.0 million, or $0.39 per diluted share, and increased 12.4 percent and 11.4 percent, respectively, as compared with the prior year period.   During the second quarter of 2010 the company prepaid $75 million of long-term debt resulting in a $2.5 million non-cash debt prepayment charge (approximately $0.02 per diluted share).  Second quarter 2010 earnings per diluted share, including the non-cash debt prepayment charge, were $0.37.
Second quarter 2010 free cash flow was $46.5 million, representing a free cash flow conversion ratio of 125 percent.
Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our second quarter earnings growth was driven by significant margin expansion at both our consumables management segment (CMS) and our commercial aircraft segment (CAS).  Our CMS operating margin expanded by 160 basis points to 19.8 percent while our CAS operating margin expanded by 140 basis points to 15.5 percent.  Overall, operating earnings increased 7 percent on a 2 percent increase in revenues.  Exclusive of a $2.5 million or $0.02 per share non-cash debt prepayment charge, pretax earnings, net earnings and earnings per share increased 14.6 percent, 12.4 percent and 11.4 percent, respectively.  Our free cash flow conversion ratio was 125 percent, we prepaid $75 million of long-term debt and for the third consecutive quarter our backlog grew.  This, together with an expected continued increase in global passenger traffic, underscores our expectation for stronger operating results in 2010 and significant improvements thereafter.  As a result, we are raising our 2010 EPS guidance by $0.05 per diluted share to approximately $1.50 per diluted share (exclusive of the non-cash debt prepayment charge).”

Earnings before income taxes exclusive of non-cash debt prepayment charge, net earnings exclusive of debt prepayment charge, adjusted earnings per diluted share exclusive of debt prepayment charge, free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see "Reconciliation of Non-GAAP Financial Measures."

SECOND QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Three Months Ended June 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$193.1	$196.6	-1.8%
Commercial aircraft	236.4	223.9	5.6%
Business jet	54.4	54.3	0.2%
Total	$483.9	$474.8	1.9%

	OPERATING EARNINGS
	Three Months Ended June 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$38.2	$35.8	6.7%
Commercial aircraft	36.6	31.6	15.8%
Business jet	4.0	6.5	-38.5%
Total	$78.8	$73.9	6.6%

Second quarter 2010 consumables management segment (CMS) revenues of $193.1 million were 1.8 percent lower as compared with the second quarter of 2009.  Sequentially, second quarter 2010 CMS revenues increased 3.8 percent as compared with the first quarter of 2010.  Second quarter 2010 CMS operating earnings of $38.2 million increased 6.7 percent and operating margin of 19.8 percent expanded 160 basis points as compared with the second quarter of 2009.
Second quarter 2010 commercial aircraft segment (CAS) revenues of $236.4 million increased 5.6 percent as compared with the prior year period.  CAS spares revenues in the second quarter of 2010 increased at a double digit rate as compared with the second quarter of 2009.  CAS second quarter 2010 operating earnings were $36.6 million, or 15.5 percent of revenues, an increase of 15.8 percent as compared with the prior year.  Second quarter 2010 operating margin expanded 140 basis points as compared with the prior year period primarily due to a higher level of spares revenues and ongoing operational efficiencies.
Second quarter 2010 business jet segment revenues of $54.4 million were flat as compared with the prior year period.  Operating earnings of $4.0 million decreased $2.5 million or 38.5 percent as compared with the prior year period primarily as a result of an unfavorable mix of product revenues in the current year period.

SIX-MONTH CONSOLIDATED RESULTS
For the six months ended June 30, 2010, revenues of $947.4 million declined 5.1 percent as compared with the prior year period as a result of lower revenues in the first quarter of 2010 as compared with the first quarter of 2009.
For the six months ended June 30, 2010, operating earnings of $150.8 million declined 2.5 percent as compared with the prior year period as a result of 5.1 percent lower revenues in the current period.  Operating margin in the current period of 15.9 percent expanded 40 basis points as compared to the prior year period.
For the six months ended June 30, 2010, net earnings were $71.1 million, or $0.71 per diluted share, as compared with $72.6 million, or $0.73 per diluted share, in the prior year period.  During the second quarter of 2010 the company prepaid $75 million of long-term debt resulting in a debt prepayment charge of approximately $0.02 per diluted share.  Exclusive of the charge, earnings per diluted share for the 2010 period were $0.72 per diluted share.

SIX-MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

	REVENUES
	Six Months Ended June 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$379.2	$436.0	-13.0%
Commercial aircraft	466.5	449.8	3.7%
Business jet	101.7	112.7	-9.8%
Total	$947.4	$998.5	-5.1%

	OPERATING EARNINGS
	Six Months Ended June 30,
	($ in millions)
	2010	2009	% Change
Consumables management	$75.0	$83.2	-9.9%
Commercial aircraft	70.4	60.1	17.1%
Business jet	5.4	11.3	-52.2%
Total	$150.8	$154.6	-2.5%

For the six months ended June 30, 2010, CMS revenues of $379.2 million declined 13.0 percent as compared with the prior year period, primarily as a result of lower revenues in the first quarter of 2010 as compared with the first quarter of 2009.  CMS bookings in the first half of 2010 increased more than 10 percent sequentially as compared with the second half of 2009.  First half 2010 operating earnings declined 9.9 percent as compared with the prior year period.  The first half 2010 CMS operating margin of 19.8 percent increased 70 basis points as compared with the prior year period primarily due to ongoing operational efficiencies.  CMS operating earnings in the first half of 2010 increased 10.6 percent on a 4.7 percent increase in revenues sequentially as compared with the second half of 2009.
For the six months ended June 30, 2010, CAS revenues of $466.5 million increased 3.7 percent as compared with the prior year period.  CAS spares revenues and bookings in the first half of 2010 increased at a healthy double digit rate sequentially as compared with the second half of 2009.  First half 2010 CAS operating earnings were $70.4 million, or 15.1 percent of revenues, an increase of 17.1 percent as compared with the prior year period.  Current period operating margin expanded 170 basis points as compared with the prior year period primarily as a result of a higher level of spares revenues and ongoing operational efficiencies.
For the six months ended June 30, 2010, business jet segment revenues of $101.7 million declined 9.8 percent and operating earnings of $5.4 million decreased $5.9 million or 52.2 percent as compared with the prior year period, as a result of lower revenues, an unfavorable mix of product revenues and the negative impact of reduced operating leverage in the current year period.

LIQUIDITY AND BALANCE SHEET METRICS

Second quarter 2010 free cash flow of $46.5 million represents a free cash flow conversion ratio of 125 percent.  During the second quarter of 2010 the company prepaid $75 million of long-term debt and has prepaid $175 million of long-term debt since the fourth quarter of 2009.  Net debt as of June 30, 2010 was $819.5 million and the company’s net debt-to-net capital ratio was 35.5 percent, an improvement of 610 basis points since June 30, 2009.  The company has no borrowings outstanding on its $350 million revolving credit facility and no debt maturities until 2014.

BOOKINGS

Bookings during the second quarter of 2010 were strong at approximately $550 million reflecting solid bookings with respect to both new aircraft and aftermarket programs.   The book-to-bill ratio was 1.1 to 1 for the quarter, and for the third consecutive quarter represented a book-to-bill ratio in excess of one.  Backlog at the end of the quarter was approximately $2.8 billion, an increase of approximately 4 percent as compared with the company’s June 30, 2009 backlog and supplier furnished equipment programs awarded expanded to $2.62 billion.  As a result, total backlog, booked and unbooked expanded to a record $5.4 billion.

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “As a result of our better than expected performance during the first half of 2010, improving global air traffic, and improving airline yields, we are raising our 2010 full year earnings per share guidance by $0.05 per diluted share to approximately $1.50 per diluted share (exclusive of non-cash debt prepayment charge).  2010 revenues are now expected to be about equal to 2009 revenues of approximately $1.94 billion.  In addition, we expect to generate free cash flow in excess of 100 percent of net earnings for the full year 2010.  Importantly, based upon our expectation of a continued expansion in orders and backlog and a continued recovery in our commercial aircraft segment spares and consumables businesses during 2010 as well as higher levels of wide-body aircraft deliveries in 2011, we expect a significant increase in revenues, earnings and cash flows beginning in 2011.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace
B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues	$483.9	$474.8	$947.4	$998.5
Cost of sales	309.6	309.5	605.3	656.5
Selling, general and administrative	70.0	68.1	138.7	140.1
Research, development and
engineering	25.5	23.3	52.6	47.3

Operating earnings	78.8	73.9	150.8	154.6

Operating earnings, as a
percentage of revenues	16.3%	15.6%	15.9%	15.5%

Interest expense, net	19.9	22.5	40.7	45.0
Debt prepayment costs	2.5	--	2.5	--

Earnings before income taxes	56.4	51.4	107.6	109.6

Income taxes	19.1	16.7	36.5	37.0

Net earnings	$37.3	$34.7	$71.1	$72.6

Net earnings per common share:

Basic	$0.37	$0.35	$0.71	$0.74
Diluted	$0.37	$0.35	$0.71	$0.73

Weighted average common shares:

Basic	99.5	98.3	99.5	98.3
Diluted	100.7	99.1	100.6	98.9

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$123.9	$120.1
Accounts receivable, net	251.2	222.5
Inventories, net	1,259.9	1,247.4
Deferred income taxes, net	0.4	12.1
Other current assets	23.4	20.5
Total current assets	1,658.8	1,622.6
Long-term assets	1,177.1	1,217.5
	$2,835.9	$2,840.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$365.8	$335.7
Total long-term liabilities	980.6	1,056.9
Total stockholders' equity	1,489.5	1,447.5
	$2,835.9	$2,840.1

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	SIX MONTHS ENDED
	June 30,	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$71.1	$72.6
Adjustments to reconcile net earnings to net cash flows provided by
(used in) operating activities:
Depreciation and amortization	25.0	24.1
Provision for doubtful accounts	1.0	0.6
Non-cash compensation	13.9	11.5
Debt prepayment costs	2.5	--
Loss on disposal of property and equipment	0.5	1.8
Tax benefits realized from prior exercises of employee stock options	(5.4)	--
Deferred income taxes	24.7	26.4
Changes in operating assets and liabilities:
Accounts receivable	(36.0)	24.3
Inventories	(28.8)	(130.6)
Other current assets and other assets	2.4	20.9
Payables, accruals and other liabilities	25.4	(57.1)
Net cash provided by (used in) operating activities	96.3	(5.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17.0)	(15.5)
Other, net	0.1	(0.4)
Net cash used in investing activities	(16.9)	(15.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	1.4	1.6
Tax benefits realized from prior exercises of employee stock options	5.4	--
Principal payments on long-term debt	(75.2)	(3.2)
Net cash used in financing activities	(68.4)	(1.6)

Effect of foreign exchange rate changes on cash and cash equivalents	(7.2)	1.3

Net increase (decrease) in cash and cash equivalents	3.8	(21.7)

Cash and cash equivalents, beginning of period	120.1	168.1

Cash and cash equivalents, end of period	$123.9	$146.4

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “earnings before income taxes exclusive of the non-cash debt prepayment charge,” “net earnings exclusive of the non-cash debt prepayment charge,” “net earnings per diluted share exclusive of the non-cash debt prepayment charge,” "free cash flow" and “free cash flow conversion ratio,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.

The company defines “earnings before taxes exclusive of the non-cash debt prepayment charge,” “net earnings exclusive of the non-cash debt prepayment charge,” and “net earnings per diluted share exclusive of the non-cash debt prepayment charge,” as earnings before taxes, net earnings or net earnings per diluted share reported under GAAP, as the case may be, less the amount of the charge associated with the company’s prepayment of $75 million of its long-term debt.  The company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s operating performance that were not affected by the debt prepayment charge.  These financial measures should not be viewed as a substitute for or superior to earnings before taxes, net earnings and net earnings per diluted share, respectively, which are the most comparable GAAP measures and as measures of the company’s operating performance.  The debt prepayment charge, which was a non-cash charge, in the second quarter of 2010 was $2.5 million, or $0.02 per share.

The company defines "free cash flow" as net cash flows provided by operating activities, plus tax benefits from the exercise of stock options, less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company's cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the company’s net earnings.  The company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile the non-GAAP financial measures described above to  the most comparable GAAP measure.

RECONCILIATION OF EARNINGS BEFORE TAXES TO EARNINGS BEFORE TAXES
EXCLUSIVE OF NON-CASH DEBT PREPAYMENT CHARGE
(In Millions, Except Per Share Data)
Three Months Ended
June 30,
2010
Earnings before taxes, as reported	$56.4
Debt prepayment costs	2.5
Earnings before taxes exclusive of non-cash debt prepayment	$58.9

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
EXCLUSIVE OF NON-CASH DEBT PREPAYMENT CHARGE
(In Millions, Except Per Share Data)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2010	2010
Net earnings, as reported	$37.3	$71.1
Debt prepayment costs	2.5	2.5
Income taxes on debt extinguishment costs	(0.8)	(0.8)
(33.9% effective tax rate)
Net earnings exclusive of non-cash debt prepayment	$39.0	$72.8

Net earnings per diluted share
exclusive of non-cash debt prepayment	$0.39	$0.72

Net earnings per diluted share, as reported	$0.37	$0.71

RECONCILIATION OF NET CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In Millions)

Three Months Ended
June 30,
2010
Net cash flow provided by operating activities	$48.8
Add back: tax benefits realized from prior exercises
of employee stock options	5.4
Less: capital expenditures	(7.7)
Free cash flow	$46.5

SOURCE: B/E Aerospace